EXHIBIT 99.1

January 5, 2026

DeFi Development Corp. Provides Preliminary Q4 2025 Business Update

BOCA RATON, FL — January 5, 2026 — DeFi Development Corp. (Nasdaq: DFDV) (the “Company”), the first US public company with a treasury strategy built to accumulate and compound Solana (“SOL”), today provided a preliminary business update highlighting key treasury and capital allocation activity during the fourth quarter of 2025.

During the quarter, the Company generated a 6.2% increase in Solana per share (“SPS”), bringing SPS to 0.0743 as of today, and implying an approximately 24.6% annualized run-rate. The Company currently holds 2,221,329 SOL and SOL equivalents on the balance sheet along with approximately $9M in cash, stablecoins, and other tokens-readily-convertible-to-cash as of January 1, 2026. For an update on the company’s debt position, please visit the Debt tab on our website at dfdv.com. The Company’s current shares outstanding as of January 1, 2026, is 29,892,800. The Company repurchased 2,049,113 shares at an average price of $5.62 per share in Q4.

In addition, based on preliminary internal estimates and subject to final quarter-end adjustments, the Company estimates its average organic yield for the fourth quarter of 2025 to be approximately 8.3% on an annualized basis. Organic yield is generated through a combination of staking, validator operations, and selective onchain deployment, and remains a core component of the Company’s treasury strategy. More than 15% of the Company’s SOL treasury remains deployed onchain.

“These results reflect our ongoing commitment to disciplined execution and shareholder alignment,” said Joseph Onorati, Chief Executive Officer of DeFi Development Corp. “We continue to prioritize decisions that enhance SOL per share while maintaining the strength and integrity of our treasury.”

The Company noted that the figures disclosed in this update are preliminary, unaudited, and subject to change based on the completion of quarter-end close procedures and review processes.

DeFi Development Corp. expects to provide additional details regarding its fourth-quarter and full-year 2025 results in its upcoming periodic filings.

For more information, visit defidevcorp.com. To stay up to date with the latest developments and insights, subscribe to our blog.

About DeFi Development Corp.

DeFi Development Corp. (Nasdaq: DFDV) has adopted a treasury policy under which the principal holding in its treasury reserve is allocated to SOL. Through this strategy, the Company provides investors with direct economic exposure to SOL, while also actively participating in the growth of the Solana ecosystem. In addition to holding and staking SOL, DeFi Development Corp. operates its own validator infrastructure, generating staking rewards and fees from delegated stake. The Company is also engaged across decentralized finance (DeFi) opportunities and continues to explore innovative ways to support and benefit from Solana’s expanding application layer.

The Company is an AI-powered online platform that connects the commercial real estate industry by providing data and software subscriptions, as well as value-add services, to multifamily and commercial property professionals, as the Company connects the increasingly complex ecosystem that stakeholders have to manage.

The Company currently serves more than one million web users annually, including multifamily and commercial property owners and developers applying for billions of dollars of debt financing per year, professional service providers, and thousands of multifamily and commercial property lenders, including more than 10% of the banks in America, credit unions, real estate investment trusts (“REITs”), debt funds, Fannie Mae® and Freddie Mac® multifamily lenders, FHA multifamily lenders, commercial mortgage-backed securities (“CMBS”) lenders, Small Business Administration (“SBA”) lenders, and more. The Company’s data and software offerings are generally offered on a subscription basis as software as a service (“SaaS”).

Investor Contact:

ir@defidevcorp.com

Media Contact:

press@defidevcorp.com